Exhibit 3.3

                                                                     PAGE 1


                                State of Delaware
                        Office of the Secretary of State


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SPEEDWAY MOTORSPORTS, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, A.D. 1996, AT 10 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                 (Seal of the state of Delaware appears here.)





                      (Secretary's Office seal appears here)

                                        /s/ Edward J. Freel
                                        Edward J. Freel, Secretary of State

2461326  8100                                 AUTHENTICATION: 8091034

960256171                                            DATE:   09-04-96

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SPEEDWAY MOTORSPORTS, INC.



     Speedway Motorsports, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. That the Shareholders and the Board of Directors of the Corporation have given their written consent or affirmative vote for the adoption of resolutions setting forth a proposed amendment to the Corporation's Certificate of Incorporation (the "Amendment"). The resolution setting forth the Amendment is as follows:

     RESOLVED, that the Corporation's Certificate of Incorporation be amended by deleting Section 4.01 in its entirety and replacing it with the following:

     Section 4.01. Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and Three Million (103,000,000) shares, of which One Hundred Million (100,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"), and Three Million (3,000,000) shares shall be preferred stock, par value $.10 per share (the "Preferred Stock").

2.  That the Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, as amended.

     IN WITNESS WHEREOF, Speedway Motorsports, Inc. has caused this Certificate to be signed by William R. Brooks, its Vice President and Marylaurel E. Wilks, its Secretary, as of 3rd day of September, 1996.



                                              /s/ William R. Brooks
                                              William R. Brooks, Vice President



ATTEST:

/s/ Marylaurel E. Wilks
Marylaurel E. Wilks